December 12, 2013

Capitol Series Trust

c/o Huntington Asset Services, Inc.

P.O. Box 6110

Indianapolis, Indiana 46206-6110

Re: Capitol Series Trust

Ladies and Gentlemen:

We have acted as counsel to Capitol Series Trust, an Ohio business Trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Pre-Effective Amendment No. 1 under the Securities Act of 1933 and Amendment No. 1 under the Investment Company Act of 1940 to the Trust’s registration statement on Form N-1A (File Nos. 33-191495 and 811-22895) (the “Amendment”) for the purpose of registering an indefinite number of shares of beneficial interest of each of Meritage Growth Equity Fund, Meritage Value Equity Fund and Meritage Yield-Focus Equity Fund (the “Shares”), each in two separate classes.

You have requested our opinion as to the matters set forth below in connection with the filing of the Amendment. For purposes of rendering that opinion, we have examined the following documents, and have made such other investigation as we deemed appropriate:

a)	The Amendment;

b)	The Trust’s Agreement and Declaration of Trust dated September 18, 2013 (the “Trust Instrument”);

c)	Amendment No. 1 to the Trust Instrument dated November 1, 2013 (“Amendment No. 1”);

d)	Amendment No. 2 to the Trust Instrument dated November 18, 2013 (“Amendment No. 2”);

e)	The Trust’s By-Laws, dated September 18, 2013;

f)	Amendment No. 1 to the Trust’s By-Laws dated November 18, 2013;

December 12, 2013

g)	Copies of certain resolutions (the “Resolutions”) adopted and approved by the Board with respect to the Trust and the issuance of shares of beneficial interest in the Shares;

h)	A Certificate of Good Standing for the Trust, dated December 3, 2013, obtained from the Secretary of State of the State of Delaware: and

i)	A certificate of the Secretary of the Trust with respect to certain matters, dated on or about the date hereof;

For various facts that are material to our opinion, we have relied upon representations made in the foregoing documents and upon the certificate of the Secretary of the Trust.

With respect to all documents that we examined, we have assumed (i) the authenticity of documents submitted to us as authentic originals, (ii) the conformity of all documents submitted to us as copies with the originals of such documents, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Trust Instrument, Amendment No. 1 and Amendment No. 2, collectively, constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust; (ii) that the Trust Instrument, Amendment Nos. 1&2, the By-Laws and Amendment No.1 to the By-Laws are in full force and effect and have not been amended, except as described above; (iii) with the exception of the opinion set forth in paragraph 1 below, the due formation and organization, and valid existence in good standing, under the laws of the jurisdiction governing its organization or formation, of each party to the documents that we examined, (iv) the legal capacity of natural persons who are parties to the documents that we examined; (v) that each of the parties (other than the Trust) to the documents that we examined had and has the power and authority to execute and deliver such documents, and to perform its obligations thereunder; (vi) the due authorization, execution and delivery of all documents that we examined by all parties thereto; (vii) the payment by each person to whom the Trust has issued or will issue Shares (collectively, the “Shareholders”) for such Shares, in accordance with the Trust Instrument and the Resolutions and as contemplated by the Amendment, and (viii) that the Shares have been and are issued and sold to the Shareholders in accordance with the Trust Instrument and the Resolutions and as contemplated by the Amendment.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States and the laws of the State of Ohio that, in our experience, are generally applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

December 12, 2013

Based upon and subject to the foregoing, we are of the opinion that:

(1) the Shares to be issued pursuant to the Amendment have been duly authorized for issuance by the Trust; and

(2) when issued and paid for upon the terms provided in the Amendment, the Shares to be issued pursuant to the Amendment will be validly issued, fully paid and nonassessable.

This opinion is rendered solely in connection with the filing of the Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Amendment and to the reference to this firm in the Statement of Additional Information that will be filed as part of the Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act, or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Berstein Shur

Bernstein Shur